Exhibit 4.23

Vertigro Algae Technologies LLC

Amendment to the Vertigro Algae Technologies LLC Technology License Agreement (the VAT License)

Upon review of the VAT License it was noted that per 1.10 of the definitions that the effective date of the VAT License is March 4, 2008 which is an error. By way of this amendment the parties agree to replace 1.10 of the definitions with the following:

1.10	“Effective Date” shall mean May 5, 2008, which is the day on which this License Agreement shall begin effect.

Provided that you are in agreement with the change please so indicate by signing below and upon acceptance by the last party to execute this amendment the change shall become effective.

Vertigro Algae Technologies, LLC.		Valcent Products, Inc.

Signed:	/s/ Eldon Schorn	Signed:	/s/ George Orr
Name:	Eldon Schorn	Name:	F. George Orr
Title:	Director	Title:	Director and CFO

Pagic LP		West Peak Ventures of Canada

Signed:	/s/ Perry Martin	Signed:	/s/ Tim Brock
Name:	Perry A Martin	Name:	Tim Brock
Title:	Managing Partner	Title:	President
Date:		Date: